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                            ALANCO TECHNOLOGIES, INC.
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

FOR IMMEDIATE RELEASE                     CONTACT:    Alanco Investor Relations
                                                      (480) 607-1010
                                                      Web:  www.alanco.com


                             ALANCO AND TSI EXECUTE
                        DEFINITIVE ACQUISITION AGREEMENT

                           Early May Closing To Follow
                   NASDAQ-Required Alanco Shareholder Approval

(Scottsdale, AZ - March 18, 2002) - ALANCO TECHNOLOGIES, INC. (NASDAQ: ALAN) announced today that it has executed a definitive agreement to acquire privately-held wireless RF (radio frequency) tracking technology developer, Technology Systems International, Inc. (TSI), also located in Scottsdale, Arizona. TSI's proprietary identification, location and tracking technology is utilized for area security management and personnel monitoring systems, with present commercial focus upon the correctional facilities market. TSI's target market is the approximate 1,400 minimum and medium security State and Federal prisons with over 500 inmates each, representing a $1.5 billion opportunity for TSI's real-time tracking and monitoring technology.

The preliminary acquisition agreement between Alanco and TSI was previously announced on December 13, 2001, with an anticipated January 2002 completion. The Company subsequently determined that, in order to comply with recent NASDAQ Marketplace Rules, the TSI transaction would require approval by a voting majority of Alanco's shareholders at a special shareholders meeting further requiring formal proxy solicitation. In late January, Alanco submitted a preliminary proxy statement to the U.S. Securities and Exchange Commission
(SEC), which was reviewed within the usual 30-day turnaround period and returned with comments. The Company is submitting its amended proxy statement to the SEC the week of March 18, 2002. Anticipating an expeditious review and final approval, and accommodating the minimum required shareholder notification period, the earliest possible Alanco special shareholders meeting date was determined to be early May, and is tentatively scheduled for May 8, 2002.

Under terms of the agreement, the TSI acquisition is structured as an asset purchase, with an initial payment at the close of 6,000,000 shares of Alanco Class A common stock. Additional future payments of a newly-created Class B common stock with one-one hundredth (1/100th) of the voting rights of the current outstanding Class A common stock are contingent upon TSI's achievement of specific calendar year 2002 profit results. The maximum possible contingent pay-out would total 17,000,000 Class B common shares based upon TSI's gross profit in calendar year 2002 exceeding $6,000,000.

Post acquisition, the Company intends to organize and operate the TSI business as a wholly-owned subsidiary of Alanco Technologies, Inc. with the current TSI management team continuing to function in their present capacities.

Greg M. Oester, Chief Executive Officer of TSI, adds, "The recently completed Michigan project, which represents our first significant commercial contract, as well as our largest installation to date, is achieving tracking location accuracies far superior to those previously experienced in the pilot installations. With our proof of concept and technology further validated, and commercial performance exceeding design specifications, we believe the stage is set for accelerated acceptance of the TSI system as the new standard for area security management and real-time inmate monitoring throughout the corrections industry."

Robert R. Kauffman, Alanco Chairman and CEO, stated, "While we are disappointed that our closing of the TSI acquisition has been delayed, TSI's progress in the past few months has been everything we expected and more, including the highly successful completion in March of TSI's first major contract installation at the
W. J. Maxey juvenile facility in Whitmore Lake, Michigan. We are looking forward to finally consummating the TSI acquisition immediately following our early May special shareholders meeting, at which (I predict) our shareholders will overwhelming approve the transaction."

Alanco Technologies, Inc., headquartered in Scottsdale, Arizona, is a publicly owned company focused on high-growth information technology markets. Alanco Technologies companies include Network Attached Storage (NAS) provider, Excel/Meridian Data, Inc., and Arraid, Inc., a provider of storage upgrade solutions for legacy computer systems. Alanco's common stock is traded on the NASDAQ stock market under the symbol ALAN.

Except for historical information, the statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to, and are qualified by, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. These risks and uncertainties include, but are not limited to, reduced demand for information technology equipment; competitive pricing and difficulty managing product costs; development of new technologies which make the Company's products obsolete; rapid industry changes; failure of an acquired business to further the Company's strategies; the ability to maintain satisfactory relationships with lenders and to remain in compliance with financial loan covenants and other requirements under current banking agreements; and the ability to secure and maintain key contracts and relationships.
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